Consent of Independent Certified Public Accountants

We have issued our report dated November 29, 2021 with respect to the financial statements and financial highlights of Catholic United Investment Trust, comprising the Money Market Fund, Short Bond Fund, Intermediate Diversified Bond Fund, Opportunistic Bond Fund, Value Equity Fund, Core Equity Index Fund, Growth Fund, International Equity Fund, Small Capitalization Equity Index Fund, International Small Capitalization Equity Fund, Magnus 45 55 Fund, Magnus 60 40 Alpha Plus Fund, Magnus 60 40 Beta Plus Fund, and Magnus 75 25 Fund for the year ended December 31, 2020, which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Financial Statements”.

/s/ GRANT THORNTON LLP

Chicago, Illinois

November 29, 2021